Exhibit 99.1

FinTrade Sherpa, INC. - Share Issuance and Software Development Update

Cypress, Texas (Jan 23, 2026) – FinTrade Sherpa, INC (formerly Lode-Star Mining, Inc. (OTCID:FTSP) is pleased to announce completion of the issuance of 227,000,000 shares as stated in the Company’s 8-K which was filed on February 14, 2025 and as stated in the Company’s 8-K filed Jan 23, 2026.

The Company also announces its first milestone event: Phase 1, which was a two-part software development task, has been mostly completed and the Company is now preparing to move into international beta testing.

The first and most important task completed is the Company’s AI driven specific market research reports with predictive analytics for which we have a sample for review shortly at our website.

The second part is the critical customer user interface dashboard for managing tailored report generating parameters along with its integrated membership, subscription and accounting nodes. Remaining work is the merger of this second part of software into the Company’s on-going accounting and reporting systems.

Company President Mark Walmesley says, "It's good to have this two-part milestone, pretty much, completed. This exercise was, by far, the heaviest lifting to get us to the point of moving forward with implementing our business plan. Along with introducing our AI driven report generating system to perspective clients, integrating the new software into the current Company structure is the next short-term task. Once completed, we look forward to publishing a more integrated website. The next major task or milestone is Beta testing our build."

About FinTrade Sherpa Inc.

FinTrade Sherpa, INC was formerly Lode-Star Mining Inc. (LSM), is a U.S. based junior-tier mining company focused on the exploration, development, and production of North American mineral assets.

On February 14, 2025 the Company formally announced its departure from the mining space into software development with services more pursuant to data management. The Company is intent to be an advanced AI-powered financial technology platform designed to provide users with, among other things, a broad range of insights with condensed conclusions, predictive analytics, and tools tailored to publicly traded stocks and other financial asset classes. The core product is intended to leverage cutting-edge algorithms and machine learning to offer stock market trends with high accuracy rates.

Contacts for FinTrade Sherpa, Inc.

Mark Walmesley

FinTrade Sherpa, INC. investor relations

phone: (281) 310-7800

e-mail: ir@fintradesherpa.com

website: fintradesherpa.com

Forward Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause FTSP's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements reflect FTSP 's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, FTSP assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.